SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)*

                                Encal Energy Ltd.
                 ----------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                 ----------------------------------------------
                         (Title of Class of Securities)

                                    29250D107
                 ----------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
                 ----------------------------------------------
                  (Date of Event which requires Filing of this
                                   Statement)



            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] Rule 13d - 1(b)
            [ ] Rule 13d - 1(c)
            [X] Rule 13d - 1(d)

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed' for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No.  29250D107                 13G/A                     Page 2 of 4 Pages

  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ONTARIO TEACHERS' PENSION PLAN BOARD

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [ ]

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      ONTARIO, CANADA

                        5   SOLE VOTING POWER

                            NONE

     NUMBER OF          6   SHARED VOTING POWER
       SHARES
    BENEFICIALLY            N/A
      OWNED BY
        EACH            7   SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH             NONE

                        8   SHARED DISPOSITIVE POWER

                            N/A

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      NONE

  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%

  12  TYPE OF REPORTING PERSON

      E.P.

Item 1: Issuer

(a)   NAME OF ISSUER:  Encal Energy Ltd. (the "Corporation")

(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
      1800, 421 7th Avenue S.W., Calgary, Alberta T2P 4K9


Item 2: Person Filing and Securities Statement Being Filed in Respect Of

(a) NAME OF PERSON FILING: This statement is being filed by the Ontario Teachers' Pension Plan Board (the "Board").

(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICER OR, IF NONE, RESIDENCE:
      5650 Yonge Street, Suite 500, Toronto, Ontario, Canada, M2M 4H5.

(c) CITIZENSHIP: The Board is a corporation incorporated under the laws of the Province of Ontario, Canada.

(d) TITLE OF CLASS OF SECURITIES: This statement relates to Common Stock, no par value, of the Corporation.

(e)   CUSIP NUMBER: 29250D107.


Item 3: If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

N/A - This statement is being filed pursuant to Rule 13d - 1(d)


Item 4: Ownership

(a)   AMOUNT BENEFICIALLY OWNED: NONE (as of December 31, 2001)

(b)   PERCENT OF CLASS: 0.0%

(c)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

   I.    Sole power to vote or direct the vote: NONE
   II.   shared power to vote or direct the vote: NONE
   III.  sole power to dispose or direct the disposition: NONE
   IV.   shared power to dispose or to direct the disposition: NONE


Item 5: Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6: Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.


Item 8: Identification and Classification of Members of the Group

Not Applicable.


Item 9: Notice of Dissolution of Group

Not Applicable


Item 10: Certification

Not Applicable


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 8, 2002



                                         /s/ Roger Barton
                                         -----------------------------------
                                         Roger Barton
                                         Vice President, General Counsel and
                                         Secretary